EXHIBIT 99.1
Vital Energy Reports Second-Quarter 2023 Financial and Operating Results
Raises estimates for full-year 2023 oil and total production
Reduces expectations for 2023 capital investments
2024 outlook reflects ongoing operational synergies and capital-efficient development
TULSA, OK - August 8, 2023 - Vital Energy, Inc. (NYSE: VTLE) ("Vital Energy" or the "Company") today reported its second-quarter 2023 financial and operating results. Supplemental slides have been posted to the Company's website and can be found at www.vitalenergy.com. A conference call and webcast to discuss the results is planned for 7:30 a.m. CT, Wednesday, August 9, 2023. Participation details can be found within this release.
Highlights
•Reported 2Q-23 net income of $294.8 million, Adjusted Net Income1 of $78.6 million and cash flows from operating activities of $248.9 million
•Generated 2Q-23 Consolidated EBITDAX1 of $239.5 million and Free Cash Flow1 of $60.7 million
•Reported 2Q-23 oil and total production that exceeded the high-end of Company guidance, producing 44.4 thousand barrels of oil per day ("MBO/d"), a Company record, and 90.0 thousand barrels of oil equivalent per day ("MBOE/d")
•Reported 2Q-23 incurred capital expenditures below the low-end of guidance, investing $149 million, excluding non-budgeted acquisitions and leasehold expenditures
•Closed previously announced accretive Midland and Delaware basin acquisitions, adding approximately 35,000 net acres and 130 gross high-value, oil-weighted locations
"Vital Energy continued to deliver exceptional results in the second quarter, exceeding production expectations while controlling capital investments and operational expenses and delivering more than $60 million of Free Cash Flow," stated Jason Pigott, President and Chief Executive Officer. "We are highly confident in our ability to execute on our 2023 plan as we further drive down costs, enhance base production and efficiently develop our high-margin inventory to maximize Free Cash Flow generation and reduce debt."
"In the second quarter, we closed two accretive, high-value oil acquisitions, further growing our inventory of capital efficient, oil-weighted development opportunities," continued Mr. Pigott. "These transactions enhance our operational scale and create sustainable synergies that enhance our Free Cash Flow outlook in 2023 and 2024."

1Non-GAAP financial measure; please see supplemental reconciliations of GAAP to non-GAAP financial measures at the end of this release.

Second-Quarter 2023 Financial and Operations Summary
Financial Results. The Company reported net income attributable to common stockholders of $294.8 million, or $16.30 per diluted share, including income of $222.2 million related to the reduction of the valuation allowance against the Company's gross deferred tax asset. Adjusted Net Income was $78.6 million, or $4.35 per adjusted diluted share. Cash flows from operating activities were $248.9 million and Consolidated EBITDAX was $239.5 million.
Production. Consistent with preliminary volumes disclosed in July, Vital Energy's oil and total production during the period averaged 44,360 barrels of oil per day and 90,030 barrels of oil equivalent per day, respectively. Production outperformance was driven by improvements in base production and acceleration of production from new wells.
Capital Investments. Total incurred capital expenditures were $149 million, excluding non-budgeted acquisitions and leasehold expenditures. Capital investments were lower than expected, primarily related to moderating inflationary pressures and continuing operational efficiencies. Vital Energy completed 16 wells and turned-in-line ("TIL") 23 wells during second-quarter 2023. Investments included $125 million in drilling and completions, $10 million in land, exploration and data related costs, $7 million in infrastructure, including Vital Midstream Services investments, and $7 million in other capitalized costs.
Operating Expenses. Lower than expected unit lease operating expenses ("LOE") during the period were $7.05 per BOE, primarily related to higher production levels and reduced inflationary pressures for tangible goods and day rates for workover rigs and rental equipment.
General and Administrative Expenses. General and administrative ("G&A") expenses, excluding long-term incentive plan ("LTIP") expenses and transaction expenses, for second-quarter 2023 were $1.88 per BOE, lower than guidance, primarily related to lower compensation related expenses. Cash and non-cash LTIP expenses were in line with expectations at $0.16 per BOE and $0.32 per BOE, respectively.
Liquidity. At June 30, 2023, the Company had $575 million drawn on its $1.0 billion senior secured credit facility and cash and cash equivalents of $72 million.
At August 4, 2023, the Company had $595 million drawn on its senior secured credit facility and cash and cash equivalents of $73 million.
2023 Outlook
Production. The Company recently increased expectations for full-year 2023 production to incorporate second-quarter 2023 outperformance and production associated with the Forge acquisition. Higher than expected volumes year-to-date were primarily related to stronger base production, which exceeded expectations for both oil and total production by approximately 10%. As a result, full-year 2023 oil production guidance is further increased to 41.9 - 43.4 MBO/d (previously 40.0 - 43.0 MBO/d) and total production guidance to 87.0 - 89.0 MBOE/d (previously 82.0 - 86.0 MBOE/d).
Capital Investments. Vital Energy recently updated full-year 2023 capital investment guidance to incorporate activity associated with the Forge acquisition. To optimize completions activities across the Midland and Delaware basin programs, Vital Energy expects to utilize a second completions crew in the Midland Basin commencing in late November 2023, a month earlier than previously planned. The additional capital expenditures are expected to be offset by operational efficiencies and moderating inflation. Accordingly, full-year 2023 capital investment guidance is reduced to $665 - $695 million (previously $675 - $725 million).
Operating Expenses. Total LOE is expected to increase slightly in the second half of the year, with unit LOE varying with production volumes. Unit LOE in the second half of 2023 is estimated at $7.40 per BOE.
Free Cash Flow. Through the first half of 2023, Vital Energy generated $57 million of Free Cash Flow. Integration of the Forge acquisition enhances the outlook for Free Cash Flow, which is expected to be approximately $90 million in the second half of 2023, at $80 WTI. Full-year 2023 Free Cash Flow is estimated to be approximately $150 million.
The table below reflects the Company's guidance for total and oil production and incurred capital expenditures for the third and fourth quarters of 2023 and full-year 2023.

	3Q-23E	4Q-23E	FY-23E
Total production (MBOE/d)	94.0 - 98.0	83.3 - 87.3	87.0 - 89.0
Oil production (MBO/d)	45.5 - 48.5	39.3 - 42.3	41.9 - 43.4
Incurred capital expenditures, excluding non-budgeted acquisitions ($ MM)	$165 - $180	$165 - $180	$665 - $695

The table below reflects the Company's guidance for select revenue and expense items for third-quarter 2023.

3Q-23E
Average sales price realizations (excluding derivatives):
Oil (% of WTI)	101%
NGL (% of WTI)	19%
Natural gas (% of Henry Hub)	63%

Net settlements received (paid) for matured commodity derivatives ($ MM):
Oil	($13)
NGL	$0
Natural gas	($3)

Selected average costs & expenses:
Lease operating expenses ($/BOE)	$7.00
Production and ad valorem taxes (% of oil, NGL and natural gas sales revenues)	6.50%
Transportation and marketing expenses ($/BOE)	$1.20
General and administrative expenses (excluding LTIP and transaction expenses, $/BOE)	$2.00
General and administrative expenses (LTIP cash, $/BOE)	$0.11
General and administrative expenses (LTIP non-cash, $/BOE)	$0.30
Depletion, depreciation and amortization ($/BOE)	$12.75

2024 Outlook
"Our recent operational performance and successful acquisitions have materially strengthened our outlook for 2024," said Mr. Pigott. "In 2024, we expect to maintain our full-year 2023 production levels while holding investment levels relatively flat and growing full-year 2024 Free Cash Flow to approximately $175 million, at current strip commodity prices."
Vital Energy expects to operate three drilling rigs and approximately 1.7 completions crews across the Company's Midland and Delaware basin assets in 2024. The Company expects to complete and TIL 70 - 75 gross (58 - 62 net) wells in 2024, a slight increase versus 2023.
Conference Call Details
Vital Energy plans to host a conference call at 7:30 a.m. CT on Wednesday, August 9, 2023, to discuss its second-quarter financial and operating results and management's outlook, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information will be posted to the Company's website. The Company invites interested parties to listen to the call via the Company's website at www.vitalenergy.com, under the tab for "Investor Relations | News & Presentations." Portfolio managers and analysts who would like to participate on the call should dial 800.715.9871, using conference code 2893062. A replay will be available following the call via the Company's website.
About Vital Energy
Vital Energy, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Vital Energy's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties in the Permian Basin of West Texas.
Additional information about Vital Energy may be found on its website at www.vitalenergy.com.
Forward-Looking Statements
This press release and any oral statements made regarding the contents of this release, including in the conference call referenced herein, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Vital Energy assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Such statements are not guarantees of future performance and involve risks, assumptions and uncertainties.
General risks relating to Vital Energy include, but are not limited to, continuing and worsening inflationary pressures and associated changes in monetary policy that may cause costs to rise; changes in domestic and global production, supply and demand for commodities, including as a result of actions by the Organization of Petroleum Exporting Countries and other producing countries ("OPEC+") and the Russian-Ukrainian military conflict, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, reduced demand due to shifting market perception towards the oil and gas industry; competition in the oil and gas industry; the ability of the Company to execute its strategies, including its ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to its financial results and to successfully integrate acquired businesses, assets and properties, pipeline transportation and storage constraints in the Permian Basin, the effects and duration of the outbreak of disease, and any related government policies and actions, long-term performance of wells, drilling and operating risks, the possibility of production curtailment, the impact of new laws and regulations, including those regarding the use of hydraulic fracturing, and under the Inflation Reduction Act (the "IRA"), including those related to climate change, the impact of legislation or regulatory initiatives intended to address induced seismicity on our ability to conduct our operations; hedging activities, tariffs on steel, the impacts of severe weather, including the freezing of wells and pipelines in the Permian Basin due to cold weather, possible impacts of litigation and regulations, the impact of the Company's transactions, if any, with its securities from time to time, the impact of new environmental, health and safety requirements applicable to the Company's business activities, the possibility of the elimination of federal income tax deductions for oil and gas exploration and development and imposition of any additional taxes under the IRA or otherwise, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2022 and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). These documents are available through Vital Energy's website at www.vitalenergy.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Vital Energy's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Vital Energy can give no assurance that its future results will be as estimated. Any forward-looking statement speaks only as of the date on which such statement is made. Vital Energy does not intend to, and disclaims any obligation to, correct, update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
The SEC generally permits oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, and certain probable and possible reserves that meet the SEC's definitions for such terms. In this press release and the conference call, the Company may use the terms "resource potential," "resource play," "estimated ultimate recovery" or "EURs," "type curve" and "standardized measure," each of which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. These terms refer to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. "Resource potential" is used by the Company to refer to the estimated quantities of hydrocarbons that may be added to proved reserves, largely from a specified resource play potentially supporting numerous drilling locations. A "resource play" is a term used by the Company to describe an accumulation of hydrocarbons known to exist over a large areal expanse and/or thick vertical section potentially supporting numerous drilling locations, which, when compared to a conventional play, typically has a lower geological and/or commercial development risk. "EURs" are based on the Company’s previous operating experience in a given area and publicly available information relating to the operations of producers who are conducting operations in these areas. Unbooked resource potential and "EURs" do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and do not include any proved reserves. Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil, natural gas liquids and natural gas prices, well spacing, drilling and production costs, availability and cost of drilling services and equipment, lease expirations, transportation constraints, regulatory approvals, negative revisions to reserve estimates and other factors, as well as actual drilling results, including geological and mechanical factors affecting recovery rates. "EURs" from reserves may change significantly as development of the Company’s core assets provides additional data. In addition, the Company's production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. "Type curve" refers to a production profile of a well, or a particular category of wells, for a specific play and/or area. The "standardized measure" of discounted future new cash flows is calculated in accordance with SEC regulations and a discount rate of 10%. Actual results may vary considerably and should not be considered to represent the fair market value of the Company’s proved reserves.
This press release and any accompanying disclosures include financial measures that are not in accordance with generally accepted accounting principles ("GAAP"), such as Free Cash Flow, Adjusted Net Income and Consolidated EBITDAX. While management believes that such measures are useful for investors, they should not be used as a replacement for financial measures that are in accordance with GAAP. For a reconciliation of such non-GAAP financial measures to the nearest comparable measure in accordance with GAAP, please see the supplemental financial information at the end of this press release.
Unless otherwise specified, references to "average sales price" refer to average sales price excluding the effects of the Company's derivative transactions.
All amounts, dollars and percentages presented in this press release are rounded and therefore approximate.

Vital Energy, Inc.
Selected operating data

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(unaudited)		(unaudited)
Sales volumes:
Oil (MBbl)	4,037	3,690	7,504	7,317
NGL (MBbl)	2,050	2,100	3,899	4,094
Natural gas (MMcf)	12,638	12,774	24,167	25,017
Oil equivalent (MBOE)(1)(2)	8,193	7,920	15,430	15,581
Average daily oil equivalent sales volumes (BOE/d)(2)	90,030	87,032	85,250	86,080
Average daily oil sales volumes (Bbl/d)(2)	44,360	40,553	41,457	40,424
Average sales prices(2):
Oil ($/Bbl)(3)	$74.09	$111.20	$75.41	$103.57
NGL ($/Bbl)(3)	$12.63	$34.52	$15.11	$33.62
Natural gas ($/Mcf)(3)	$0.71	$5.21	$1.12	$4.20
Average sales price ($/BOE)(3)	$40.76	$69.38	$42.24	$64.22
Oil, with commodity derivatives ($/Bbl)(4)	$74.43	$74.72	$75.53	$71.01
NGL, with commodity derivatives ($/Bbl)(4)	$12.63	$27.24	$15.11	$26.65
Natural gas, with commodity derivatives ($/Mcf)(4)	$1.45	$3.33	$1.45	$2.90
Average sales price, with commodity derivatives ($/BOE)(4)	$42.07	$47.41	$42.82	$45.01
Selected average costs and expenses per BOE sold(2):
Lease operating expenses	$7.05	$5.30	$6.99	$5.32
Production and ad valorem taxes	2.64	4.17	2.73	3.88
Transportation and marketing expenses	1.30	1.39	1.40	1.65
General and administrative (excluding LTIP and transaction expenses)	1.88	1.71	2.42	1.73
Total selected operating expenses	$12.87	$12.57	$13.54	$12.58
General and administrative (LTIP):
LTIP cash	$0.16	$0.11	$0.15	$0.47
LTIP non-cash	$0.32	$0.33	$0.32	$0.30
General and administrative (transaction expenses)	$(0.11)	$—	$—	$—
Depletion, depreciation and amortization	$12.61	$9.87	$12.32	$9.73
_______________________________________________________________________________
(1)BOE is calculated using a conversion rate of six Mcf per one Bbl.
(2)The numbers presented are calculated based on actual amounts and may not recalculate using the rounded numbers presented in the table above.
(3)Price reflects the average of actual sales prices received when control passes to the purchaser/customer adjusted for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point.
(4)Price reflects the after-effects of the Company's commodity derivative transactions on its average sales prices. The Company's calculation of such after-effects includes settlements of matured commodity derivatives during the respective periods.

Vital Energy, Inc.
Consolidated balance sheets

(in thousands, except share data)	June 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$71,696	$44,435
Accounts receivable, net	143,672	163,369
Derivatives	11,942	24,670
Other current assets	15,619	13,317
Total current assets	242,929	245,791
Property and equipment:
Oil and natural gas properties, full cost method:
Evaluated properties	10,349,348	9,554,706
Unevaluated properties not being depleted	198,805	46,430
Less: accumulated depletion and impairment	(7,500,936)	(7,318,399)
Oil and natural gas properties, net	3,047,217	2,282,737
Midstream and other fixed assets, net	128,792	127,803
Property and equipment, net	3,176,009	2,410,540
Derivatives	24,314	24,363
Operating lease right-of-use assets	127,958	23,047
Deferred income taxes	222,217	—
Other noncurrent assets, net	22,002	22,373
Total assets	$3,815,429	$2,726,114
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$84,803	$102,516
Accrued capital expenditures	66,488	48,378
Undistributed revenue and royalties	166,663	160,023
Derivatives	2,338	5,960
Operating lease liabilities	48,961	15,449
Other current liabilities	64,492	82,950
Total current liabilities	433,745	415,276
Long-term debt, net	1,619,599	1,113,023
Derivatives	3,025	—
Asset retirement obligations	74,428	70,366
Operating lease liabilities	75,844	9,435
Other noncurrent liabilities	5,215	7,268
Total liabilities	2,211,856	1,615,368
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and zero issued as of June 30, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, and 18,593,867 and 16,762,127 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	186	168
Additional paid-in capital	2,838,143	2,754,085
Accumulated deficit	(1,234,756)	(1,643,507)
Total stockholders' equity	1,603,573	1,110,746
Total liabilities and stockholders' equity	$3,815,429	$2,726,114

Vital Energy, Inc.
Consolidated statements of operations

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2023	2022	2023	2022
	(unaudited)		(unaudited)
Revenues:
Oil sales	$299,085	$410,359	$565,816	$757,802
NGL sales	25,887	72,505	58,893	137,660
Natural gas sales	8,952	66,606	27,026	105,195
Sales of purchased oil	338	8,795	14,189	87,659
Other operating revenues	800	1,891	1,645	4,235
Total revenues	335,062	560,156	667,569	1,092,551
Costs and expenses:
Lease operating expenses	57,718	42,014	107,899	82,890
Production and ad valorem taxes	21,607	33,001	42,138	60,488
Transportation and marketing expenses	10,681	10,994	21,596	25,737
Costs of purchased oil	588	6,780	14,755	89,744
General and administrative	18,482	16,999	44,412	38,943
Depletion, depreciation and amortization	103,340	78,135	190,119	151,627
Other operating expenses, net	1,351	3,999	2,835	4,137
Total costs and expenses	213,767	191,922	423,754	453,566
Gain on disposal of assets, net	154	930	391	670
Operating income	121,449	369,164	244,206	639,655
Non-operating income (expense):
Gain (loss) on derivatives, net	(18,044)	(65,927)	2,446	(391,743)
Interest expense	(31,529)	(32,807)	(60,083)	(65,284)
Loss extinguishment of debt, net	—	(798)	—	(798)
Other income, net	1,104	6	1,958	150
Total non-operating expense, net	(48,469)	(99,526)	(55,679)	(457,675)
Income before income taxes	72,980	269,638	188,527	181,980
Income tax benefit (expense):
Current	(503)	(4,513)	(1,834)	(5,731)
Deferred	222,334	(2,579)	222,058	(484)
Total income tax (benefit) expense	221,831	(7,092)	220,224	(6,215)
Net income	$294,811	$262,546	$408,751	$175,765
Net income per common share:
Basic	$16.35	$15.60	$23.71	$10.46
Diluted	$16.30	$15.41	$23.60	$10.31
Weighted-average common shares outstanding:
Basic	18,031	16,834	17,236	16,800
Diluted	18,085	17,039	17,319	17,040

Vital Energy, Inc.
Consolidated statements of cash flows

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2023	2022	2023	2022
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$294,811	$262,546	$408,751	$175,765
Adjustments to reconcile net income to net cash provided by operating activities:
Share-settled equity-based compensation, net	2,893	2,604	5,465	4,657
Depletion, depreciation and amortization	103,340	78,135	190,119	151,627
Gain on disposal of assets, net	(154)	(930)	(391)	(670)
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	18,044	65,927	(2,446)	391,743
Settlements received (paid) for matured derivatives, net	10,783	(172,454)	8,440	(297,824)
Loss on extinguishment of debt, net	—	798	—	798
Deferred income tax (benefit) expense	(222,334)	2,579	(222,058)	484
Other, net	2,763	9,233	5,147	15,964
Changes in operating assets and liabilities:
Accounts receivable, net	3,399	7,782	17,360	(53,960)
Other current assets	(766)	1,752	(8,230)	6,844
Other noncurrent assets, net	(755)	(18,830)	1,590	(34,057)
Accounts payable and accrued liabilities	(6,742)	(10,476)	(17,435)	(8,634)
Undistributed revenue and royalties	13,672	95,166	1,847	139,460
Other current liabilities	30,003	34,290	(18,647)	32,819
Other noncurrent liabilities	(69)	10,003	(4,499)	13,991
Net cash provided by operating activities	248,888	368,125	365,013	539,007
Cash flows from investing activities:
Acquisitions of oil and natural gas properties, net	(526,985)	(17)	(526,985)	(7,887)
Capital expenditures:
Oil and natural gas properties	(144,181)	(139,250)	(309,223)	(282,750)
Midstream and other fixed assets	(4,128)	(2,607)	(6,899)	(4,952)
Proceeds from dispositions of capital assets, net of selling costs	77	30	2,252	2,049
Settlements received for contingent consideration	—	—	2,035	—
Net cash used in investing activities	(675,217)	(141,844)	(838,820)	(293,540)
Cash flows from financing activities:
Borrowings on Senior Secured Credit Facility	500,000	85,000	595,000	135,000
Payments on Senior Secured Credit Facility	(45,000)	(185,000)	(90,000)	(240,000)
Extinguishment of debt	—	(32,334)	—	(32,334)
Share repurchases	—	(9,071)	—	(9,071)
Stock exchanged for tax withholding	(385)	(742)	(2,844)	(6,589)
Payments for debt issuance costs	—	(1,725)	—	(1,725)
Other, net	(596)	—	(1,088)	—
Net cash provided by (used in) financing activities	454,019	(143,872)	501,068	(154,719)
Net increase in cash and cash equivalents	27,690	82,409	27,261	90,748
Cash, cash equivalents and restricted cash, beginning of period	44,006	65,137	44,435	56,798
Cash and cash equivalents, end of period	$71,696	$147,546	$71,696	$147,546

Vital Energy, Inc.
Supplemental reconciliations of GAAP to non-GAAP financial measures

Non-GAAP financial measures
The non-GAAP financial measures of Free Cash Flow, Adjusted Net Income, Consolidated EBITDAX, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Furthermore, these non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP measures of liquidity or financial performance, but rather should be considered in conjunction with GAAP measures, such as net income or loss, operating income or loss or cash flows from operating activities.
Free Cash Flow
Free Cash Flow is a non-GAAP financial measure that the Company defines as net cash provided by operating activities (GAAP) before net changes in operating assets and liabilities and non-budgeted acquisition costs, less incurred capital expenditures, excluding non-budgeted acquisition costs. Management believes Free Cash Flow is useful to management and investors in evaluating operating trends in its business that are affected by production, commodity prices, operating costs and other related factors. There are significant limitations to the use of Free Cash Flow as a measure of performance, including the lack of comparability due to the different methods of calculating Free Cash Flow reported by different companies.
The following table presents a reconciliation of net cash provided by operating activities (GAAP) to Free Cash Flow (non-GAAP) for the periods presented:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2023	2022	2023	2022
	(unaudited)		(unaudited)
Net cash provided by operating activities	$248,888	$368,125	$365,013	$539,007
Less:
Net changes in operating assets and liabilities	38,742	119,687	(28,014)	96,463
General and administrative (transaction expenses)	861	—	—	—
Cash flows from operating activities before net changes in operating assets and liabilities and non-budgeted acquisition costs	209,285	248,438	393,027	442,544
Less incurred capital expenditures, excluding non-budgeted acquisition costs:
Oil and natural gas properties(1)	144,350	135,496	328,464	303,864
Midstream and other fixed assets(1)	4,239	2,467	7,769	4,998
Total incurred capital expenditures, excluding non-budgeted acquisition costs	148,589	137,963	336,233	308,862
Free Cash Flow (non-GAAP)	$60,696	$110,475	$56,794	$133,682
_____________________________________________________________________________
(1)Includes capitalized share-settled equity-based compensation and asset retirement costs.

Adjusted Net Income
Adjusted Net Income is a non-GAAP financial measure that the Company defines as net income or loss (GAAP) plus adjustments for mark-to-market on derivatives, premiums paid or received for commodity derivatives that matured during the period, impairment expense, gains or losses on disposal of assets, income taxes, other non-recurring income and expenses and adjusted income tax expense. Management believes Adjusted Net Income helps investors in the oil and natural gas industry to measure and compare the Company's performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.
The following table presents a reconciliation of net income (GAAP) to Adjusted Net Income (non-GAAP) for the periods presented:

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2023	2022	2023	2022
	(unaudited)		(unaudited)
Net income	$294,811	$262,546	$408,751	$175,765
Plus:
Mark-to-market on derivatives:
Gain (loss) on derivatives, net	18,044	65,927	(2,446)	391,743
Settlements received (paid) for matured derivatives, net	10,783	(174,009)	9,020	(299,379)
Settlements received for contingent consideration	—	1,555	1,455	1,555
Gain on disposal of assets, net	(154)	(930)	(391)	(670)
Loss on extinguishment of debt, net	—	798	—	798
Income tax (benefit) expense	(221,831)	7,092	(220,224)	6,215
General and administrative (transaction expenses)	(861)	—	—	—
Adjusted income before adjusted income tax expense	100,792	162,979	196,165	276,027
Adjusted income tax expense(1)	(22,174)	(35,855)	(43,156)	(60,726)
Adjusted Net Income (non-GAAP)	$78,618	$127,124	$153,009	$215,301
Net income per common share:
Basic	$16.35	$15.60	$23.71	$10.46
Diluted	$16.30	$15.41	$23.60	$10.31
Adjusted Net Income per common share:
Basic	$4.36	$7.55	$8.88	$12.82
Diluted	$4.35	$7.46	$8.83	$12.64
Adjusted diluted	$4.35	$7.46	$8.83	$12.64
Weighted-average common shares outstanding:
Basic	18,031	16,834	17,236	16,800
Diluted	18,085	17,039	17,319	17,040
Adjusted diluted	18,085	17,039	17,319	17,040
_______________________________________________________________________________
(1)Adjusted income tax expense is calculated by applying a statutory tax rate of 22% for each of the periods ended June 30, 2023 and 2022.

Consolidated EBITDAX
Consolidated EBITDAX is a non-GAAP financial measure defined in the Company's Senior Secured Credit Facility as net income or loss (GAAP) plus adjustments for share-settled equity-based compensation, depletion, depreciation and amortization, impairment expense, gains or losses on disposal of assets, mark-to-market on derivatives, accretion expense, interest expense, income taxes and other non-recurring income and expenses. Consolidated EBITDAX provides no information regarding a company's capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Consolidated EBITDAX does not represent funds available for future discretionary use because it excludes funds required for debt service, capital expenditures, working capital, income taxes, franchise taxes and other commitments and obligations. However, management believes Consolidated EBITDAX is useful to an investor because this measure:
•is used by investors in the oil and natural gas industry to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon accounting methods, the book value of assets, capital structure and the method by which assets were acquired, among other factors;
•helps investors to more meaningfully evaluate and compare the results of the Company's operations from period to period by removing the effect of the Company's capital structure from the Company's operating structure; and
•is used by management for various purposes, including (i) as a measure of operating performance, (ii) as a measure of compliance under the Senior Secured Credit Facility, (iii) in presentations to the board of directors and (iv) as a basis for strategic planning and forecasting.
There are significant limitations to the use of Consolidated EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company's net income or loss and the lack of comparability of results of operations to different companies due to the different methods of calculating Consolidated EBITDAX, or similarly titled measures, reported by different companies. The Company is subject to financial covenants under the Senior Secured Credit Facility, one of which establishes a maximum permitted ratio of Net Debt, as defined in the Senior Secured Credit Facility, to Consolidated EBITDAX. See Note 7 in the 2022 Annual Report for additional discussion of the financial covenants under the Senior Secured Credit Facility. Additional information on Consolidated EBITDAX can be found in the Company's Tenth Amendment to the Senior Secured Credit Facility, as filed with the SEC on November 3, 2022.
The following table presents a reconciliation of net income (GAAP) to Consolidated EBITDAX (non-GAAP) for the periods presented:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2023	2022	2023	2022
	(unaudited)		(unaudited)
Net income	$294,811	$262,546	$408,751	$175,765
Plus:
Share-settled equity-based compensation, net	2,893	2,604	5,465	4,657
Depletion, depreciation and amortization	103,340	78,135	190,119	151,627
Gain on disposal of assets, net	(154)	(930)	(391)	(670)
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	18,044	65,927	(2,446)	391,743
Settlements received (paid) for matured derivatives, net	10,783	(174,009)	9,020	(299,379)
Settlements received for contingent consideration	—	1,555	1,455	1,555
Accretion expense	903	973	1,802	1,992
Interest expense	31,529	32,807	60,083	65,284
Loss extinguishment of debt, net	—	798	—	798
Income tax (benefit) expense	(221,831)	7,092	(220,224)	6,215
General and administrative (transaction expenses)	(861)	—	—	—
Consolidated EBITDAX (non-GAAP)	$239,457	$277,498	$453,634	$499,587

The following table presents a reconciliation of net cash provided by operating activities (GAAP) to Consolidated EBITDAX (non-GAAP) for the periods presented:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2023	2022	2023	2022
	(unaudited)		(unaudited)
Net cash provided by operating activities	$248,888	$368,125	$365,013	$539,007
Plus:
Interest expense	31,529	32,807	60,083	65,284
Current income tax expense	503	4,513	1,834	5,731
Net changes in operating assets and liabilities	(38,742)	(119,687)	28,014	(96,463)
General and administrative (transaction expenses)	(861)	—	—	—
Settlements received for contingent consideration	—	1,555	1,455	1,555
Other, net	(1,860)	(9,815)	(2,765)	(15,527)
Consolidated EBITDAX (non-GAAP)	$239,457	$277,498	$453,634	$499,587

Investor Contact:
Ron Hagood
918.858.5504
ir@vitalenergy.com